                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        BURNHAM PACIFIC PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                           BURNHAM PACIFIC PROPERTIES, INC.
                                 610 WEST ASH STREET
                                 SAN DIEGO, CA  92101


                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held Friday, May 17, 1996


TO THE SHAREHOLDERS OF BURNHAM PACIFIC PROPERTIES, INC.:

    Notice is hereby given that the Annual Meeting of Shareholders of Burnham Pacific Properties, Inc. ("the Corporation") will be held at the Red Lion Hotel, 7450 Hazard Center Drive, San Diego, California, on Friday, May 17, 1996 at 10:00 a.m. for the following purposes:

    1.   To elect nine Directors for the ensuing year;

    2. To approve Amendments to the Corporation's Stock Option Plan (as amended and restated through 1993, (the "Plan")) to (i) increase the number of shares of the Corporation's Common Stock subject to issuance under the Plan by approximately 4.7% of the total number of outstanding shares, and (ii) replace the current cash retainer, meeting fees and stock options granted to non-employee Directors with a quarterly grant of 1,000 shares of Common Stock; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The transfer books of the Corporation will not be closed prior to the meeting. The Board of Directors has determined that shareholders of record at the close of business on March 19, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


March 29, 1996                    By order of the Board of Directors
                                  BURNHAM PACIFIC PROPERTIES, INC.

                                  Nina Galloway,
                                  Secretary


                                YOUR VOTE IS IMPORTANT
                    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                      YOU ARE URGED TO SIGN, DATE AND RETURN THE
                       ENCLOSED PROXY IN THE ENVELOPE PROVIDED

                           BURNHAM PACIFIC PROPERTIES, INC.
                                 610 WEST ASH STREET
                                 SAN DIEGO, CA  92101

                            ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 17, 1996

    This Proxy Statement is furnished to the shareholders of Burnham Pacific Properties, Inc., a California corporation ("the Corporation"), in connection with the solicitation of proxies by and on behalf of the Board of Directors for the Annual Meeting of Shareholders of the Corporation to be held at the Red Lion Hotel, 7450 Hazard Center Drive, San Diego, California, on Friday, May 17, 1996 at 10:00 a.m. and any adjournment or postponement thereof ("the Annual Meeting"). The mailing date of this Proxy Statement is on or about March 29, 1996.

    As more fully described in this Proxy Statement, the shareholders will be asked to consider and act upon (i) the annual election of Directors; (ii) certain amendments to the Corporation's Stock Option Plan; and (iii) any other matters that may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 19, 1996 are entitled to notice of and to vote at such meeting. On such date, there were 17,081,452 shares of the Corporation's no par value common stock issued and outstanding. A majority of the shares entitled to vote represented in person or by proxy constitutes a quorum for the meeting. If a quorum is not present, the Annual Meeting may be adjourned to a later date at which a quorum is present, and shares represented by proxies may be voted for such adjournment.

    A shareholder may revoke a proxy given with respect to the meeting at any time prior to the exercise thereof at the Annual Meeting by filing with the Secretary of the Corporation a written revocation or a duly executed proxy bearing a later date or, if such shareholder is present, indicating his or her intention to vote in person at the Annual Meeting.

                                      PROPOSAL I
                                ELECTION OF DIRECTORS

    The Corporation's Bylaws currently provide that the number of Directors shall be not less than seven, nor more than thirteen. The Board of Directors has fixed the number of Directors to be elected at the Annual Meeting at nine, each to hold office for the term of one year or until his successor is elected and qualified.

    As no nominations other than those made by the Board of Directors were received prior to December 31, 1995, as required by the Bylaws, voting will be non-cumulative. Assuming the presence of a quorum, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected, and votes withheld will have no legal effect.

    The nominees for Director and the principal officers of the Corporation have indicated that they intend to vote all shares of the Corporation's common stock which they are entitled to vote FOR the election of each of the nominees for Director. As of March 19, 1995, the current Directors and executive officers of the Corporation in the aggregate had the right to vote 368,891 shares of the Corporation's common stock, representing approximately 2.1% of the Corporation's outstanding common stock as of such date.

    It is intended that the proxies received by management will be voted FOR the election of the nominees for Directors described below, unless authority to do so is withheld. It is not contemplated that any of the nominees will be unable to serve as a Director, but if that contingency should occur prior to the Annual Meeting, the holders of proxies will vote for another person of their choice.

NOMINEES FOR DIRECTOR

    The following persons are the nominees for election to the Board of
Directors:

    MALIN BURNHAM, age 68, has been Chairman of the Board of Directors since 1986 and served as interim President and Chief Executive Officer from October 1994 until J. David Martin's appointment effective October 1, 1995. Mr. Burnham is a private investor. He is also Chairman of John Burnham & Company, a Director of the First National Bank of San Diego and a Trustee of The Burnham Institute.

    PHILIP L. GILDRED, JR., age 59, has been a Director since 1986. He is a Director and President of Gildred Development Company and Secretary-Treasurer of Gildred Building Company. Both of these companies are engaged in the ownership and development of Southern California real estate. Mr. Gildred also is a Director and Founding Chairman of the Sharp Hospital Foundation.

    JAMES D. KLINGBEIL, age 60, has been Chairman, President and Chief
Executive Officer of American Apartment Communities, Inc., which is the successor entity to The Klingbeil Company, which he founded in 1961. Both of these companies are engaged in the ownership and development of housing nationwide. He is a Trustee and former President of the Urban Land Institute, and a member of the Chief Executives Organization and World Business Council, and serves on the Policy Advisory Board for the Center for Real Estate and Urban Economics, University of California. He has also served as Public Interest Director, Federal Home Loan Bank of Cincinnati, as a member of the Young Presidents' Organization and the Federal Home Loan Mortgage Corporation ("FHLMC") Advisory Board.

    VICTOR B. MACFARLANE, age 44, became Chief Executive Officer of General Electric Capital Investment Advisors in January, 1996. Mr. MacFarlane is also a partner in Johnson/MacFarlane Urban Partners, a joint venture with Johnson Development Corporation. Prior to that, he was Chief Executive Officer of MacFarlane Partners, L.P., an institutional real estate investment advisory firm, for more than five years. He is currently Communications Chairman for the Young Presidents' Organization, and a Trustee of the GESU School in Philadelphia, Pennsylvania.

    J. DAVID MARTIN, age 40, became President, Chief Executive Officer and a Director of the Corporation effective October 1, 1995. From 1984 until joining the Corporation, Mr. Martin was the Founder, Chairman and Chief Executive Officer of The Martin Group of Companies, Inc. (the "Martin Group"), a full-service real estate development and management company. Mr. Martin's experience includes land, retail, research, office and residential real estate.

    DONNE P. MOEN, age 60, is the retired President and Vice Chairman of Union Bank in California, where he served in a variety of executive positions from 1963 until 1992. Mr. Moen is also a member of the board of a number of civic and nonprofit organizations including The Los Angeles Library Foundation, The Los Angeles Urban League, Los Angeles Educational Partnership, Toberman Settlement House, and Chadwick School.

    THOMAS A. PAGE, age 62, has been a Director since 1992. Since 1983, Mr. Page has been Chairman of the Board and through 1995 served as Chief Executive Officer of San Diego Gas & Electric Company. Mr. Page is also Chairman of Enova Corp. and is a member of the California Business Roundtable, the Board of Overseers of the University of California at San Diego, and a Trustee of The Burnham Institute. He is a certified public accountant and a professional engineer.

    RICHARD R. TARTRE, age 57, has been a Director since 1986. Since May 1995, he has been President and CEO of Astra Management Corp., a mutual fund management firm. Prior to that date, for more than five years, he had served as Managing Director of Eden Financial Group Inc., a marketer of insurance and investment products. Mr. Tartre is a licensed securities principal and also serves as a Director of Mission West Properties and Triton Group, Ltd.

    PHILIP S. SCHLEIN, age 61, has been a partner in U.S. Venture Partners, a California based venture capital company, since 1985. Prior to that time, he had a 28-year career in the retailing industry, including serving as President and Chief Executive Officer of Macy's California from 1974 to 1985. Mr. Schlein was a member of the Board of Directors of Apple Computer, Inc. from 1979 to 1987. He currently serves as a Director of Ross Stores, Inc., ReSound Corporation, Quick Response Services, Imaginarium, Una Mas!, and Home Chef.

EXECUTIVE OFFICERS

    The following persons are executive officers of the Corporation:

         NAME                                    POSITIONS
         ----                                    ---------
    J. David Martin                    President, Chief Executive Officer

    Daniel B. Platt                    Executive Vice President, Chief
                                       Financial Officer, Chief Administrative
                                       Officer
    Michael L. Rubin                   Executive Vice President, Chief
                                       Operating Officer

    James M. Kessler                   Executive Vice President, Director of
                                       Development

    MR. MARTIN'S biography is set forth above.

    MR. PLATT, age 49, became an officer of the Corporation effective October
1, 1995. Prior to joining the Corporation, Mr. Platt was a real estate consultant. Until 1994 Mr. Platt was Group Executive Vice President of Bank of America with responsibility for merging the real estate lending activities of the two Banks upon Bank of America's acquisition of Security Pacific Bank in 1992. Mr. Platt joined Security Pacific in 1990 as Executive Vice President responsible for creating a new real estate workout group and in 1991 was made Vice Chairman of the Real Estate Industries Group, where he assumed additional corporate management responsibilities for all real estate activities. Prior to joining Security Pacific, Mr. Platt spent 20 years with Union Bank, where he was responsible for all real estate and commercial lending activities.

    MR. RUBIN, age 50, has been a Vice President of the Corporation since 1986 and became Executive Vice President in 1992 and Chief Operating officer in 1993. Through 1991, he was concurrently an officer of John Burnham & Company. Mr. Rubin is a Certified Property Manager and a licensed real estate broker.

    MR. KESSLER, age 43, became an officer of the Corporation effective October 1, 1995. Since 1990, Mr. Kessler had served as Executive Vice President of the Martin Group, with overall responsibility for the company's retail developments. Between 1985 and 1990 Mr. Kessler served as Director of Marketing for Transpacific Development Company, with overall responsibility for the marketing of the company's northern California portfolio valued in excess of $500 million.

BENEFICIAL OWNERSHIP

    The following table sets forth the beneficial ownership of the Corporation's common stock by the nominees for Director of the Corporation, as of March 19, 1996. The Corporation is not aware of any beneficial owner of more than five percent of the outstanding common stock as of that date.

                                            Amount and Nature of     Percent
    Name                                    Beneficial Ownership     of Class
    ----                                    --------------------     --------
    Malin Burnham                              321,219(1)(2)          1.9%
    Philip L. Gildred, Jr.                      30,528(1)                *
    James D. Klingbeil                               0                   *
    Victor B. MacFarlane                             0                   *
    J. David Martin                            273,310(1)(3)          1.6%
    Donne P. Moen                                  700(1)                *
    Thomas A. Page                              26,975(1)                *
    Philip S. Schlein                                0                   *
    Richard R. Tartre                           85,910(1)                *
    All Director nominees and executive
     officers of the Corporation as a
     group 12 persons)                       1,032,962(1)(3)          5.8%

    ------------------
    *less than 1%

(1) Based upon information provided by the Director nominees and executive officers, such persons have the direct right to vote and dispose of all such shares except for the following number of shares included in the table which are not yet outstanding which the following persons have the right presently to acquire under outstanding options that are vested or will vest within 60 days: Messrs. Burnham 166,500, Gildred 27,000, Martin 250,000, Page 15,000, Tartre 17,440, all Director nominees and executive officers as a group 732,140.

(2) Includes 8,837 shares of Common Stock held by Mr. Burnham as trustee, as to which Mr. Burnham disclaims beneficial ownership.

(3) Mr. Martin also holds 23,310 limited partnership units in a partnership of which the Corporation is general partner that owns a completed retail center acquired from Mr. Martin and other affiliates of the Martin Group. Each such unit is exchangeable on a 1-for-1 basis for a share of the Corporation's common stock after November 30, 1996. Mr. Kessler, an executive officer, holds 9,213 of such exchangeable limited partnership units.

DIRECTORS' AND COMMITTEE MEETINGS

    During 1995, the Board of Directors met 20 times. Each of the Directors attended at least 75% of the total number of Board meetings and the total number of meetings of Board committees on which he served. The Corporation has standing Audit and Compensation Committees. There is no separate Nominating Committee.

    AUDIT COMMITTEE. The members of this committee during 1995 were Messrs. Page (Chairman), Tartre and Henry Rasmussen, Jr., who will retire from the Board of Directors as of the Annual Meeting. This committee advises and assists the Corporation's principal financial officer in making periodic overall reviews of the Corporation's internal controls and financial statements, appoints the Corporation's independent auditors for the Corporation's annual audit, meets periodically with the auditors to discuss their audit, and advises and provides oversight of the Corporation's internal audit activities. This committee held two meetings in 1995.

    COMPENSATION COMMITTEE. The members of this committee during 1995 were Robert J. Lauer (Chairman), and Messrs. Gildred, Rasmussen and Tartre. Mr. Lauer is not standing for re-election as a Director at the Annual Meeting. This committee held five meetings in 1995. See "Report of the Compensation Committee" for additional information.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms they file. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation, and written representations that no other reports were required during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to such persons were satisfied.

EXECUTIVE COMPENSATION

    DIRECTORS

    During 1995, the Corporation paid Directors Gildred, Lauer, Page, Rasmussen and Tartre an annual retainer fee of $12,000, plus $750 for each board or committee meeting attended and $500 for each telephonic meeting. In addition, the Directors who chair the Audit Committee and the Compensation Committee receive an additional $500 per quarter. Each of these Directors also received a grant of options to purchase 5,000 shares of common stock when they were elected at the 1995 Annual Meeting. See "Report of the Compensation Committee" for additional compensation paid to Lauer & Georgatos, of which Mr. Lauer is a principal.

    Mr. Burnham received a partial retainer of $3,000 plus $750 for one meeting attended after his resignation as interim President and Chief Executive Officer. Mr. Burnham also received a special grant of options to purchase 125,000 shares in recognition of his contribution in stabilizing the affairs of the Corporation and in developing its strategy for continuing operations. Mr. Martin receives no compensation for his services as a Director in addition to his compensation as President and Chief Executive Officer.

    For 1996 and thereafter, in lieu of the cash compensation and option grants for non-employee Directors described above each such Director will receive a quarterly grant of 1,000 shares of common stock as of the last day of each calendar quarter, subject to the approval at the Annual Meeting of the proposed amendments to the Corporation's stock option plan described below under "Proposal 2."

    EXECUTIVE OFFICERS

    Compensation paid to each person serving as Chief Executive Officer and each other officer whose total compensation for 1995 was $100,000 or more is summarized in the following table. Also see below under "Report of the Compensation Committee" and "Certain Transactions with Management."

                              SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                            Annual Compensation                         Awards
                       ----------------------------------      ----------------------
Name                                               Other
and                                                Annual                  All Other
Principal                                         Compen-       Options      Compen-
Position               Year    Salary     Bonus    sation      (# Shares)     sation
--------               ----   --------   -------  -------      ----------  ---------

J. David Martin(1)     1995   $ 62,500   $   -0-    (2)        250,000      $   -0-
President/CEO

Malin Burnham(3)       1995   $  3,750   $   -0-    (2)        125,000      $   -0-
Interim President/CEO  1994   $ 12,750   $   -0-    (2)          5,000      $   -0-

Daniel B. Platt(1)     1995   $ 50,000   $   -0-    (2)        175,000      $   -0-
Executive VP/CFO

Michael L. Rubin       1995   $175,000   $28,000    (2)            -0-      $ 3,500(4)
Executive VP/COO       1994   $160,000   $25,000    (2)            -0-      $ 3,200(4)
                       1993   $149,000   $30,000    (2)         10,000      $ 2,981(4)

James M. Kessler(1)    1995   $ 47,500   $   -0-    (2)         30,000      $   -0-
Executive VP

Kim S. Kundrak(5)      1995   $140,000   $   -0-    (2)            -0-      $ 2,333(4)
Senior VP/Finance      1994   $110,000   $25,000    (2)            -0-      $ 2,200(4)
                       1993   $ 99,000   $30,000    (2)          8,000      $ 1,981(4)

--------------

(1) Messrs. Martin, Platt and Kessler joined the Corporation effective October 1, 1995.

(2) Other annual compensation, if any, constituted less than 10% of such person's salary and bonus.

(3) Mr. Burnham served as interim President and Chief Executive Officer from October, 1994 to October 1, 1995 without cash compensation. The amounts shown as salary reflect compensation to Mr. Burnham in his capacity as a non-employee Director.

(4) Corporation's matching contributions to employee's 401(k) plan.

(5) Mr. Kundrak resigned as an officer of the Corporation effective September 30, 1995.

                          OPTION GRANTS IN LAST FISCAL YEAR

    Options granted to any of the officers listed in the Summary Compensation Table above during 1995 are summarized in the following table.

                                                                                   POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION
                                      INDIVIDUAL GRANTS                                        FOR OPTION TERM

                                       % OF TOTAL
                                        OPTIONS
                                        GRANTED TO       EXERCISE
                       OPTIONS         EMPLOYEES         OR BASE       EXPIRA-
                       GRANTED         IN FISCAL        PRICE PER       TION
    NAME             (# SHARES)           YEAR            SHARE         DATE       5%(3)         10%(4)
    ----             ----------        -----------      ---------       ----       -----         ------
J. David Martin      250,000(1)            40%          $12.875      7/18/2005   $2,024,255    $5,129,859
President/CEO

Malin Burnham        141,000(2)            23%          $12.50       6/1/2005    $1,108,427    $2,808,971

Daniel B. Platt      175,000(1)            28%          $12.875      7/18/2005   $1,416,978    $3,590,901
Executive VP/CFO

James M. Kessler      30,000(1)            5%           $12.875      7/18/2005     $242,911      $615,583
Executive VP

----------------
(1) These options are nonqualified stock options and will be vested and fully exercisable on the date of the Annual Meeting.

(2) These options are nonqualified stock options which were fully vested as of the grant date, June 1, 1995.

(3) Assumes a 5% per annum cumulative increase in price for the 10 years of the option term.

(4) Assumes a 10% per annum cumulative increase in price for the 10 years of the option term.

                         AGGREGATED OPTIONS EXERCISED IN LAST
                        FISCAL YEAR AND YEAR-END OPTION VALUE

    The following table sets forth information with respect to options exercised during 1995 and unexercised options at the end of the year.


                                                                            VALUE OF
                                                         NUMBER OF        UNEXERCISED
                                                        UNEXERCISED       IN-THE-MONEY
                                                        OPTIONS AT         OPTIONS AT
                                                          FY-END             FY-END
                                                            (#)               ($)
                      SHARES ACQUIRED      VALUE
                        ON EXERCISE       REALIZED      EXERCISABLE/      EXERCISABLE/
NAME                        (#)             ($)        UNEXERCISABLE     UNEXERCISABLE
----                  ---------------     --------     -------------     -------------
J. David Martin            -0-              -0-          0/250,000            0/0
President/CEO

Malin Burnham             16,000            -0-          166,500/0            0/0
Interim Pres/CEO

Michael L. Rubin           -0-              -0-           33,700/0            0/0
Executive VP/COO

Kim S. Kundrak             -0-              -0-           18,450/0            0/0
Senior VP/Finance

                         REPORT OF THE COMPENSATION COMMITTEE


COMPENSATION COMMITTEE RESPONSIBILITIES

    Prior to 1993 a subcommittee of the Board (the "Salary Committee") determined the compensation of the executives of the Corporation and a separate subcommittee (the "Option Committee") was responsible for the granting of options to acquire stock of the Corporation. In March 1993, the Board of Directors formally combined the functions of the Salary Committee with those of the Option Committee and renamed the combined committee the Compensation Committee (the "Committee"), with all members of both former committees becoming the initial members of the Compensation Committee. The Committee has as one of its primary responsibilities the periodic reevaluation of compensation to be paid to the Chief Executive Officer, as well as the compensation to be paid to certain other executives of the Corporation. In addition the Committee determines when and under what circumstances to grant to individual officers and employees of the Corporation options to acquire additional shares of stock, which options may not be granted at less than market prices prevailing at the time of the option grant.

NEW CHIEF EXECUTIVE AND OTHER OFFICERS

    Effective upon the resignation of the former Chief Executive Officer in October 1994, Malin Burnham, who has served as Chairman of the Board of Directors since the Corporation's inception, assumed the responsibilities of President and Chief Executive Officer on an interim basis until such time as a permanent Chief Executive Officer could be identified and hired. Mr. Burnham served in this capacity without cash compensation.

    After a thorough search and extensive negotiations, the Corporation and J. David Martin agreed (i) that the Corporation would acquire from Mr. Martin's development company, the Martin Group, interests in six San Francisco-area retail properties consisting of one completed and operating center, one center currently under construction and four properties to which the Martin Group affiliates owned development rights and that were in various stages of pre-construction development, and (ii) that Mr. Martin would become the new President and Chief Executive Officer of the Corporation. See "Certain Transactions with Management" below for additional information regarding the acquisition transaction. Messrs. Platt and Kessler also agreed to join the Corporation at this time as Executive Vice Presidents, strengthening the Corporation's senior management ranks.

    Mr. Martin joined the Corporation effective October 1, 1995. Pursuant to his Employment Agreement of the same date (the "Employment Agreement"), Mr. Martin serves as the Corporation's President, Chief Executive Officer and a Director for an indefinite term, subject to termination by the Corporation or Mr. Martin. Pursuant to the Employment Agreement, Mr. Martin receives a base salary of $250,000 per year. Mr. Martin will also be entitled to a bonus for 1996 and each subsequent year in such amount as the Committee determines. As an inducement to join the Corporation Mr. Martin was granted a non-transferable stock option for 250,000 shares of the Corporation's common stock at an exercise price of $12.875 per share. Pursuant to the Employment Agreement, Mr. Martin may continue in his capacity as Chairman of the Board and sole stockholder, but not as an employee, of the Martin Group.

EXECUTIVE COMPENSATION FOR 1995

    BASE COMPENSATION

    In 1995, Mr. Burnham served as interim Chief Executive Officer without cash compensation. Mr. Martin's base annual compensation in his capacity as Chief Executive Officer since October 1, 1995 was established in his Employment Agreement. It has been the practice of the Corporation to evaluate the base annual salary of other executives of the Corporation annually after consultation with the Chief Executive Officer.

    In December 1994, the Committee met to consider adjustments in the base compensation of the Corporation's executive officers and to determine whether supplemental bonus compensation should be awarded. With respect to Mr. Rubin, the Committee recognized that the number of properties under management had increased significantly since the last evaluation of Mr. Rubin's performance in May 1993. Further, the Committee was aware that the leasing environment in southern California continued to be very competitive and that maintaining high levels of occupancy at market rents would continue to require considerable time and effort. In recognition of these factors, the Committee increased Mr. Rubin's base compensation from $160,000 for 1994 to $175,000 for 1995. This level of base compensation is commensurate with the responsibilities assigned to Mr. Rubin as the Corporation's Chief Operating Officer, and the Committee believes it is within the range of compensation paid to persons holding similar positions in equity REITs having characteristics similar to those of the Corporation.

    With respect to Mr. Kundrak, who resigned as the Corporation's Chief Financial Officer effective September 30, 1995, in December 1994 the Committee increased Mr. Kundrak's base compensation from $110,000 for 1994 to $140,000 for 1995. This level of base compensation was felt to be commensurate with the responsibilities assigned to Mr. Kundrak and was believed by the Committee to be within the range of compensation paid to persons holding similar positions in equity REITs having characteristics similar to those of the Corporation.

    SUPPLEMENTAL COMPENSATION

    Supplemental or bonus compensation is awarded to executive officers of the Corporation at the discretion of the Committee, which generally meets near the end of the fiscal year or early in the next fiscal year to consider such awards.

    In January 1996, the Committee awarded supplemental compensation for 1995 to Mr. Rubin. The Committee measured his performance primarily by reference to the occupancy levels in the Corporation's properties as well as his performance of additional management responsibilities during 1995 following the resignation of the former Chief Executive Officer in late 1994. Based on its subjective evaluation, the Committee awarded Mr. Rubin bonus compensation of $28,000 for 1995.

STOCK OPTIONS

    The Committee believes that the Chief Executive Officer and the other executive officers should have an equity interest in the Corporation, and that options to acquire increased stakes in the Corporation are an appropriate component of an overall compensation program. However, the Committee does not view such options as a significant component of current compensation. In connection with his agreeing to join the Corporation, Mr. Martin received an option grant for 250,000 shares of the Corporation's common stock. As discussed under "Executive Compensation" above, for his contribution in stabilizing the affairs of the

Corporation and in developing its strategic plans, Mr. Burnham was granted an option for 125,000 shares by the Committee in June 1995.

    It had been the prior practice of the Committee to award stock options at such times as the Corporation offers common stock for sale in a public offering. Partly as a result of the need to recruit the Corporation's new senior management, the Committee determined to discontinue the Corporation's practice of awarding stock options only in connection with public stock offerings. Similarly, at the request of the Corporation's new senior management team, the Committee is reconsidering the Corporation's prior practice of not including vesting or termination provisions as conditions of its option grants, and intends to include such provisions in the future.

PROPOSED CHANGES FOR THE FUTURE

    Upon joining the Corporation in late 1995, the new senior management team engaged a number of specialists and consultants to report on various aspects of the Corporation's operations, including reviews of property management, accounting and legal matters. As part of this process, and with the assent of the Committee, the Corporation engaged Watson Wyatt Worldwide, a leading compensation consulting firm, to help the Corporation assess the competitiveness of its compensation and benefits program and to make recommendations.

    The Corporation's compensation consultant reviewed base salary, bonus and stock option compensation at all levels of the organization, from Chief Executive Officer to receptionist, and compared the Corporation's compensation to published survey data for real estate companies with assets ranging from $500 million to $750 million. The consultant's final report was received in January 1996, and management and the Committee are considering the consultant's findings. The consultant also worked with the Corporation to develop a proposal to replace the existing program of cash retainers, meeting fees and stock options for non-employee Directors with a stock-only program, as further discussed under "Proposal 2" below.

COMMITTEE MEMBERSHIP AND INDEPENDENCE

    No member of the Committee was or is an officer or employee of the Corporation. However, Mr. Lauer, who served as the Chairman of the Committee, is a principal of the accounting firm of Lauer & Georgatos, which provides tax planning and tax return preparation services to the Corporation. In 1995, the Corporation paid fees and related disbursements to Lauer & Georgatos totaling $100,000, of which $34,000 was for such tax services and an additional $66,000 was for special services of Mr. Lauer on behalf of the Board of Directors in connection with the Company's negotiations and due diligence activities related to the transactions with the Martin Group. (See "Certain Transactions With Management.")

Robert J. Lauer, Chairman
Philip L. Gildred, Jr.
Henry Rasmussen, Jr.
Richard R. Tartre

STOCK PERFORMANCE

    The following graph compares the Corporation's stock price for the past five years with the Standard & Poor's 500 Index and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The graph assumes all dividends were reinvested at the market price on the day the dividend was paid.

                 PROXY.XLS

            BPP        NAREIT/Eq    S&P 500
            ------     ---------    -------
Q4 1990     100.00      100.00      100.00
Q1 1991     143.02      122.74      114.56
     Q2     143.77      123.70      114.32
     Q3     141.00      126.76      120.48
     Q4     144.02      135.70      130.55
Q1 1992     157.94      136.60      127.22
     Q2     160.96      140.20      129.72
     Q3     153.92      149.76      133.74
     Q4     165.92      155.49      140.56
Q1 1993     212.06      189.14      146.59
     Q2     209.87      183.71      147.34
     Q3     210.29      200.89      151.11
     Q4     190.18      186.06      154.60
Q1 1994     204.40      192.39      148.71
     Q2     194.83      195.93      149.31
     Q3     186.52      191.92      156.67
     Q4     151.83      191.95      156.63
Q1 1995    144.610      191.63      171.87
     Q2     167.60      202.90      188.18
     Q3     144.42      212.46      203.14
     Q4    124.420      221.26      215.25

                                      PROPOSAL 2
                                AMENDMENT OF THE 1987
                                   STOCK OPTION PLAN

BACKGROUND OF THE PLAN

    The Corporation adopted its stock option plan in November 1987 (as amended in 1992 and 1993, the "Plan"). The Plan is administered by the Committee. The Plan provides for options to purchase the Corporation's common stock, which may be either "incentive stock options" as defined by the Internal Revenue Code or "nonqualified options." Each grant must provide an exercise price of at least 100% of the fair market value of the common stock on the date the options are granted as determined by the Committee. All options expire 10 years from the date of grant, although the Committee has authority to establish an earlier expiration date at the time of granting any options. The Plan may be amended by the Board of Directors, subject to shareholder approval of certain amendments.

PROPOSED AMENDMENT OF THE PLAN

    The Corporation is seeking shareholder approval of amendments to the Plan approved by the Board of Directors (the "Amendments") to (i) increase the number of shares of common stock available for issuance under the Plan by 800,000 shares, and (ii) replace the current 5,000-share option grants automatically granted to non-employee Directors each year (and the cash retainer and meeting fees currently paid to such Directors) with quarterly grants of 1,000 shares of common stock.

    INCREASE IN NUMBER OF SHARES

    As last amended in 1993, the Plan provided for the issuance of up to 1,000,000 shares of common stock pursuant to the exercise of options granted under the Plan. These shares had been significantly depleted by 1995, in part because of the Board of Directors' belief that stock options should not be reserved exclusively for senior management but should be granted as a performance incentive throughout the organization. In addition, during 1995 the Board of Directors was engaged in the process of searching for, and later negotiating with, the Corporation's new Chief Executive Officer and several other new senior executive officers. The Board recognized that significant option grants would be a necessary inducement to attract the highly-qualified individuals the Corporation was seeking (and ultimately found).

    Accordingly, on November 28, 1995, the Board of Directors adopted an amendment to the Plan, subject to shareholder approval, to increase the number of shares of common stock available for issuance under the Plan by 800,000 shares, and to make certain non-substantive, conforming changes in the text of the Plan. The Board of Directors believes that the additional 800,000 shares, which represent approximately 4.7% of the current number of outstanding shares of common stock, are necessary for the Corporation to continue to attract and retain the type of highly-qualified officers and employees necessary for its future growth.

    REPLACEMENT OF ANNUAL OPTION GRANTS TO NON-EMPLOYEE DIRECTORS WITH QUARTERLY STOCK GRANTS

    The Plan currently provides for annual grants of nonqualified options to purchase 5,000 shares of common stock to each of the non-employee Directors upon election or re-election at each Annual Meeting. The per share option exercise price is equal to the fair market value determined by the trailing 10-day average closing price. In addition to these grants, the non-employee Directors also currently receive a cash retainer and cash meeting fees as described above under "Executive Compensation--Directors."

    In order to more closely align the interests of the Directors with those of the Corporation's shareholders, while continuing to attract and retain the type of experienced and knowledgeable outside Directors the Corporation relies upon for strategic direction and guidance, the Board adopted an amendment to the Plan on March 12, 1996. Pursuant to this amendment, which was adopted using the advice of the Compensation Consultant and is subject to shareholder approval at the meeting, the 5,000-share annual option grants to non-employee Directors, as well as the cash retainer and meeting fees, would be terminated. In lieu thereof, such Directors would receive a quarterly grant of 1,000 shares of the Corporation's common stock, payable on the last day of each calendar quarter (and prorated for service of less than the full quarter). The Board retains the right to pay cash compensation to non-employee Directors for other services rendered to the Corporation, including service as a Board or Committee Chairman. The Board believes that this shift to straight equity in lieu of cash compensation is appropriate and is in line with the director compensation philosophy now being pursued by many public companies in the real estate and other industries.

PLAN BENEFITS TABLE

    The following table sets forth certain benefits which have already been granted or may accrue in 1996 to the named individuals and groups under the Plan, to the extent currently determinable, if the Amendments are approved by the Corporation's shareholders. If the proposed Amendments are not approved, the options to Messrs. Martin, Platt and Kessler described below will be deemed to have been made outside of the Plan, with potential adverse consequences to him under the federal securities laws.


                                                                    Number of
Name of Person or Group                                          Options or Shares
-----------------------                                          -----------------
J. David Martin.................................................     250,000(1)
Malin Burnham...................................................       4,000(2)
Daniel B. Platt.................................................     175,000(1)
Michael L. Rubin................................................      17,500(3)
James M. Kessler................................................      30,000(1)
Kim S. Kundrak..................................................            (4)
All non-employee Directors as a group...........................      32,000(2)
All executive officers as a group...............................     472,500(1)(3)
All employees, excluding executive officers, as a group.........      59,000(5)

________________

(1) Options granted to Messrs. Martin, Platt and Kessler at an exercise price of $12.875 per share in connection with their joining the Corporation.

(2) Under the Plan as proposed to be amended, each non-employee Director would receive a quarterly grant of 1,000 shares of common stock.

(3) Options granted January 2, 1996 at an exercise price of $12.50 per share. Executive officers and all other full-time employees are eligible to be granted options at the discretion of the Committee. The amount of any such grants is not known at this time.

(4) No longer employed by the Corporation.

(5) This amount represents options granted to seven employees on January 2, 1996. These persons are eligible to be granted additional options at the discretion of the Committee.

VOTE REQUIRED APPROVAL

    Approval of the Amendments requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the Amendments and broker non-votes, if any, will have no effect. THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENTS ARE IN THE BEST INTERESTS OF THE CORPORATION AND THEREFORE RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENTS.

                         CERTAIN TRANSACTIONS WITH MANAGEMENT

MARTIN GROUP TRANSACTION

    On September 28, 1995, immediately prior to Mr. Martin's appointment as President, Chief Executive Officer and Director, the Corporation, Mr. Martin and various other persons affiliated with the Martin Group (collectively "Martin Group affiliates") entered into agreements relating to the Corporation's acquisition from the Martin Group affiliates of a portfolio of six retail properties in the San Francisco Bay area (the "Martin Properties") consisting of one completed and operating retail center, one center currently under construction and four properties (the "Development Properties") to which the Martin Group affiliates owned development rights and that are in various stages of pre-construction development. The acquisition vehicles for the six Martin Properties are six separate limited partnerships of which the Corporation is general partner and the Martin Group affiliates are the limited partners. Each of the partnership agreements contemplates that the Corporation will acquire or develop a specified Martin Property through the relevant partnership and that upon completion and stabilization of the property the Corporation will receive an initial 10% annual return on its investment. Under the terms of these agreements, the Martin Group affiliates have contributed all of their interest in the relevant Martin Properties in exchange for limited partnership interests in the respective partnerships.

    The Corporation closed the acquisition of the completed retail center effective November 30, 1995. Consistent with the relevant September 28, 1995 agreement, at such closing the Corporation (i) funded the acquiring partnership's payment of approximately $1.4 million to acquire minority interests, (ii) as general partner of the acquiring partnership, became responsible for mortgage indebtedness of approximately $7,132,000 secured by the center, and (iii) issued 41,878 limited partnership units to the Martin Group affiliates (23,310 of which were issued to Mr. Martin) in exchange for their interest in the center. Each such unit may be "put" to the Corporation or exchanged for a share of common stock of the Corporation on a 1-for-1 basis as described below. For the retail center currently under construction, the relevant partnership will become effective only upon completion of construction and stabilization of net operating income, at which time the partnership will become responsible for mortgage indebtedness of approximately $19.2 million secured by such retail center. Upon the closing of the acquisition of the development rights for each of the Development Properties, the Corporation became obligated to contribute funds to the partnership sufficient to reimburse the Martin Group affiliates for their out-of-pocket costs with respect to the relevant Development Property and thereafter to make further contributions to the partnership to fund the completion of the Development Property. The Board of Directors of the Corporation (exclusive of Mr. Martin) has authority to determine not to proceed with the commencement of construction of a Development Property under certain circumstances, in which case the Martin Group affiliates would have the option to reacquire the Property at the Corporation's cost.

    The partnership agreements for the center currently under construction and each of the Development Properties provide that upon completion of the relevant property the annualized stabilized net operating income of the property will be multiplied by 10 in order to arrive at the completed value of the property, the cost of construction and other project costs will be deducted from such completed value in order to "value" the equity interests of the limited partners in the property, and such equity interest will be stated as a number of limited partnership units determined by dividing such limited partners' equity by $16. The actual value of such limited partnership units is intended to be the market value of an equivalent number of shares of the Corporation's common stock, inasmuch as each holder of limited partnership units will have the right to "put" such units to the partnership at the then market value of an equivalent number of Corporation shares. Upon the exercise of such "put," the Corporation has the option of exchanging such units for Corporation shares on a 1-for 1 basis.

    The maximum number of limited partnership units in all six Partnerships that may be issued to the Martin Group affiliates for their prior interests in all six Martin Properties, and therefore the maximum number of shares of Corporation shares into which such units may be exchanged, is 1,915,000, which number may be decreased (but not increased) if the cost of construction is higher and/or the stabilized net operating income of the Properties is lower than estimated. Martin Group affiliates, in addition to Mr. Martin, include James M. Kessler, who was also appointed an executive officer of the Corporation effective October 1, 1995.

    The Corporation's Board of Directors asked Mr. Lauer to participate actively on their behalf in the negotiations and due diligence with respect to the transactions with the Martin Group. The Corporation paid Lauer & Georgatos, of which Mr. Lauer is a principal, fees and related disbursements of $66,000 for the services of Mr. Lauer in such capacity in addition to the regular compensation paid to him as a Director and in addition to $34,000 paid to such firm for tax services.

OTHER TRANSACTIONS

    In April 1995, the Corporation entered into an agreement to contribute up to $650,000 as an investor in a real estate advisor organized to provide advisory services to investment vehicles acquiring real property located in the Republic of Mexico. The Corporation's Chairman, Malin Burnham, and two other unrelated individuals are the managers of, and individually own interests in, the advisor. In November 1995, following the investment of $350,000 in the advisor, and in conjunction with the Board of Directors' determination to concentrate the Corporation's future activities on retail properties, the Corporation terminated the contribution agreement and wrote off its investment in the advisor.

    The Corporation temporarily advanced the $200,000 purchase price for 16,000 shares of its common stock purchased during 1995 by each of three Directors, Messrs. Burnham, Rasmussen and Tartre, at the then $12.50 per share fair market value of such stock. Each of Messrs. Rasmussen and Tartre paid the Corporation $100,000 of the purchase price shortly after their purchase and the balance of the purchase price prior to year-end. At December 31, 1995, Mr. Burnham was obligated to the Corporation for $197,000 for this advance which has subsequently been fully repaid. Each Director paid the Corporation interest on the outstanding advances to him at a rate equal to the Corporation's cost of borrowing under its bank line of credit.

                                       AUDITORS

    The Corporation's financial statements for the year ended December 31, 1995 were audited by Deloitte & Touche LLP, which has audited the Corporation's books and records since 1986.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Proposals of shareholders (including nominations for Directors) intended to be presented at the next Annual Meeting must be received by the Secretary of Burnham Pacific Properties, Inc., 610 West Ash Street, Suite 1600, San Diego, California 92101, no later than December 31, 1996.

                                    OTHER MATTERS

    All shareholders of record at the close of business on March 19, 1996, the record date for the determination of shareholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Corporation's Annual Report, including financial statements for the fiscal year ended December 31, 1995.

    The expense of preparing, printing and mailing the Notice of Meeting and proxy material, and all other expenses of soliciting proxies will be borne by the Corporation. Officers or other employees of the Corporation may, without additional compensation therefor, solicit proxies in person, by telephone, facsimile or mail. The Corporation may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

    Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

                                       By Order of the Board of Directors
                                       BURNHAM PACIFIC PROPERTIES, INC.

                                       Nina Galloway,
                                       Secretary

San Diego, California
March 29, 1996

    The undersigned hereby constitutes and appoints J. David Martin and Daniel
B. Platt, or either of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock, no par value, of BURNHAM PACIFIC PROPERTIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Red Lion Hotel, 7450 Hazard Center Drive, San Diego, California on Friday, May 17, 1996 at 10:00 a.m., and at any adjournment or postponement thereof.

    The Board of Directors recommends a Vote FOR all of the matters proposed.

    If properly executed, the shares represented by this proxy will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2. To vote in accordance with the Board's recommendation, just sign the reverse side of this card, no box needs to be checked.

                        IMPORTANT:  PLEASE COMPLETE, SIGN AND
                             RETURN THIS PROXY PROMPTLY.
                          A SELF-ADDRESSED STAMPED ENVELOPE
                                     IS ENCLOSED.
PROXY

BURNHAM PACIFIC
PROPERTIES, INC.

PROXY FOR
ANNUAL MEETING
OF SHAREHOLDERS

MAY 17, 1996

                  TRIANGLE DETACH ABOVE CARD, SIGN, DATE AND MAIL IN
                       POSTAGE PAID ENVELOPE PROVIDED TRIANGLE

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of     FOR  WITHHELD  Nominees are:  Malin Burnham, Philip L.
    Directors.     / /  / /       Gildred, Jr., James D. Klingbell, Victor
                                  B. MacFarlane, J. David Martin, Donne P.
                                  Moen, Thomas A. Page, Richard R. Tartre
                                  and Philip S. Schlein

2. To approve the amendments to the                  FOR  AGAINST   ABSTAIN
Corporation's Amended and Restated 1987              / /    / /       / /
Stock Option Plan as described in the
enclosed Proxy Statement.

For, except vote withheld from the following nominee(s):


--------------------------------------------------------

CHECK HERE IF YOU
PLAN TO ATTEND THE                / /
MEETING

The undersigned acknowledges receipt of the Corporation's 1995 Annual Report and the Notice of Annual Meeting of Shareholders and the Proxy Statement relating to such meeting. (If your account is registered in more than one name, all joint owners should sign. Trustees and others acting in representative capacities should indicate the capacity in which they are signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.)

Please mark, date and sign this proxy and return it promptly whether or not you plan to attend the Annual Meeting. If you do attend, you may still vote in person if you desire.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SIGNATURE(S)                                                          DATE

                  TRIANGLE DETACH ABOVE CARD, SIGN, DATE AND MAIL IN
                       POSTAGE PAID ENVELOPE PROVIDED TRIANGLE

                           BURNHAM PACIFIC PROPERTIES, INC.

                                 PLEASE ACT PROMPTLY
                       SIGN, DATE & MAIL YOUR PROXY CARD TODAY